Exhibit 99.1



Press Release                               FOR IMMEDIATE RELEASE
                                            Contact:    Dennis D. Cirucci, CEO
                                                        Peter J. Meier, CFO
                                            Telephone:  610-353-2900


        ALLIANCE BANK AND ALLIANCE BANCORP, INC. OF PENNSYLVANIA
                  ANNOUNCE CLOSING OF STOCK OFFERING


     Broomall, Pennsylvania - (January 26, 2007) Alliance Bank (the "Bank") (Nasdaq/Capital Market: ALLB) today announced that the community offering and syndicated community offering of shares of common stock of its proposed mid-tier holding company, Alliance Bancorp, Inc. of Pennsylvania (the "Company") concluded on Thursday, January 25, 2007. The Company will sell 1,807,339 shares, the minimum of the offering range, at a purchase price of $10.00 per share. In addition, the Company will issue 5,417,661 shares of common stock in exchange for former outstanding shares of Alliance Bank. Each share of the Bank's common stock will be converted into 2.09945 shares of the Company. The closing of the transaction and the sale of shares will occur on Tuesday, January 30, 2007.

     Shares of the Company are expected to trade on or about Wednesday, January 31, 2007, on the Nasdaq Global Market. For the initial 20 trading days they
will trade under the symbol "ALLBD" and thereafter, the symbol "ALLB".   The
offering was managed by Sandler O'Neill & Partners, L.P. and Elias, Matz, Tiernan & Herrick L.L.P. acted as special counsel to Alliance Bancorp, Inc. of Pennsylvania and Alliance Bank.

     The Bank is a Pennsylvania-chartered stock savings bank headquartered in Broomall, Pennsylvania and conducts business through nine full service offices in Delaware and Chester Counties, Pennsylvania.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Bank's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Bank's reports filed from time-to-time with the Federal Deposit Insurance Corporation, including the Bank's Form 10-KSB for the year ended December 31, 2005 and the Company's Prospectus, dated November 13, 2006, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Forward-looking statements speak only as of the date they are made. The Bank does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.



     This release is neither an offer to sell nor a solicitation of an offer to buy common stock, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or laws of any such state or jurisdiction. The offer will be made only by the prospectus and the prospectus supplement. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the federal deposit insurance corporation or any other government agency.

                                    ***